SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 16, 2006

UWHARRIE CAPITAL CORP

(Exact name of Registrant as specified in its charter)

North Carolina	000-22062	56-1814206
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification number)

132 NORTH FIRST STREET, ALBEMARLE, NC 28001

(Address of principal executive offices)

Registrant’s telephone number, including area code 704-982-4415

134 NORTH FIRST STREET, ALBEMARLE, NC 28001

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective May 16, 2006, Uwharrie Capital Corp Board of Directors member Robert P. Barbee, resigned from the Board due to future business and other personal schedule commitments.

(d) At the Uwharrie Capital Corp Board of Directors’ meeting held May 16, 2006, the Uwharrie Capital Corp Board approved the potential appointment of Henry E. Farmer, Sr. to fill the vacancy caused by the resignation of Robert P. Barbee. In accordance with the company’s bylaws, Mr. Farmer was appointed to serve until the next Annual Meeting of Shareholders to be held during May 2007; before this time, he may be considered by the Nominating Committee for re-nomination and election by the shareholders.

Mr. Farmer was formally asked to serve on the Uwharrie Capital Corp Board on Monday, May 22, 2006 and agreed to serve as a director on that day.

There is no arrangement or understanding between Mr. Farmer, the new director, and any other persons pursuant to which Mr. Farmer was selected as a director.

New committee appointments for 2006 – 2007 have not been made at this time by the new Uwharrie Capital Corp Board Chairman.

Mr. Farmer provides no services to Uwharrie Capital Corp for compensation, although he will receive normal board fees in connection with his service as a director.

This Current Report on Form 8-K (including information included or incorporated by reference herein) may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Registrant’s goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. These statements are based upon the current belief and expectations of the Registrant’s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Registrant’s control).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UWHARRIE CAPITAL CORP

By:	/s/ Roger L. Dick
Roger L. Dick
President and Chief Executive Officer

Dated: May 25, 2006